UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 3, 2009
EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14365 (Commission File Number)	76-0568816 (I.R.S. Employer Identification No.)
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (713) 420-2600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On February 3, 2009, El Paso Corporation issued a press release announcing certain information regarding its proved reserves and non-proved resources as of December 31, 2008 and full-cost ceiling test and impairment charges that it expects to take in the fourth quarter of 2008. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 8.01. Other Events.
     On February 3, 2009, El Paso Corporation reported that its estimated proved natural gas and oil reserves at December 31, 2008 totaled 2.3 Tcfe, excluding 222 Bcfe related to its 48.8 percent interest in Four Star Oil & Gas Company (Four Star).
     Below is a reconciliation of consolidated proved reserves from December 31, 2007 to December 31, 2008, and a summary of El Paso’s proportionate interest in Four Star proved reserves at December 31, 2008.

Consolidated Proved Reserves (Bcfe)*
Proved Reserves at Dec. 31, 2007	2,853
Production	(272)
Sales of Reserves in Place	(303)
Extensions and Discoveries**	577
Purchases of Reserves in Place	18
Revisions Due to Price	(476)
Revisions Other than Price	(72)
Proved Reserves at Dec. 31, 2008	2,325

El Paso’s Interest in Four Star Proved Reserves (Bcfe)
Four Star at December 31, 2008	222

*	Year end reserve estimates are based on $5.71 per MMBtu natural gas (Henry Hub) and $44.60 per barrel (WTI) oil prices

**	128 Bcfe of reserve extensions and discoveries related to our Altamont oil properties were based upon a $70 per barrel (WTI) oil prices, but were ultimately eliminated due to price-related revisions at year end.
     Approximately 74 percent of the December 31, 2008 proved reserves are proved developed, and 92 percent are natural gas. Approximately 85 percent of price-related revisions are attributable to the decline in oil and NGL prices. Of the price-related revisions, approximately 300 Bcfe were domestic, the largest portion of which was related to the company’s Altamont oil properties. In addition, El Paso did not book any reserves from the Camarupim (Bia) project in Brazil due to the sharp drop in oil prices.

     El Paso E&P’s oil and gas 2008 capital expenditures were approximately $1.7 billion, which includes approximately $50 million for acquisitions of producing properties and approximately $200 million for international expenditures.
     El Paso Corporation expects to take a fourth quarter after-tax full-cost ceiling test charge of $1.9 billion and a $0.1 billion impairment of its investment in Four Star. Approximately $1.4 billion of the full-cost ceiling test charge is attributable to the domestic full-cost pool and $0.5 billion to the Brazilian full-cost pool. The company uses the full-cost method of accounting for its oil and natural gas properties. The carrying value of these assets, net of related deferred income taxes, is evaluated on a quarterly basis and is limited to the present value of estimated net revenues of proved reserves using a 10-percent discount rate based on prices and costs at the end of the quarter plus the cost of unevaluated oil and natural gas properties (i.e. a cost center ceiling). A ceiling test charge occurs when the carrying value of the natural gas and oil assets exceeds the cost center ceiling.
     El Paso has derivative positions that are intended to manage the price risk of its natural gas and oil production for 2009 and beyond. They are recorded on a mark-to-market basis and therefore were not included in the ceiling test calculation. These positions had a net asset value of approximately $700 million at December 31, 2008.
     The ceiling test and impairment charges are non-cash items that do not impact any of the covenants on the debt obligations of El Paso Corporation or its subsidiaries.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          The following exhibit is furnished with this Current Report on Form 8-K.

Exhibit
Number	Description
99.A	Press Release dated February 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION
By:	/s/ John R. Sult
John R. Sult
Senior Vice President and Controller (Principal Accounting Officer)

Dated: February 3, 2009

EXHIBIT INDEX

Exhibit
Number	Description
99.A	Press Release dated February 3, 2009.